EXHIBIT 99.1

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.

 Great Pee Dee Bancorp, Inc. Announces Increased Earnings for the Fourth Quarter
             and Fiscal Year. Declares Fourth Quarter Cash Dividend.


July 20, 2006

Cheraw, SC - Great Pee Dee Bancorp, Inc. (NASDAQ: PEDE), the parent company of Sentry Bank & Trust, announced unaudited net income for the quarter ended June 30, 2006 of $432,000, an increase of 65% over the $262,000 earned in the same period of 2005. Basic earnings per share during the most recent quarter were $0.25 compared to basic earnings per share of $0.15 for the same quarter of 2005.

Increased earnings for the quarter were primarily due to growth in net interest income. Net interest income, the difference between interest income on earning assets and interest expense on interest-bearing liabilities, increased by 39% over the prior year period. This was due to changes in market interest rates that had a significant impact on our net interest spread during the quarter.

As a result of this performance, the Board of Directors has declared a quarterly cash dividend in the amount of $0.16 per share for the quarter ended June 30, 2006. The dividend is payable on August 10, 2006 to stockholders of record on July 31, 2006.

Year-end Results Strong

Overall, net income for the fiscal year ended June 30, 2006 was $1,564,000, or $0.91 per basic share compared to $1,164,000 or $0.68 per basic share for fiscal 2005. Great Pee Dee Bancorp, Inc. reported total assets on June 30, 2006 of $213 million, reflecting an 8.6% increase over total assets of $196 million reported on June 30, 2005. Total net loans and deposits increased by 14% and 11% during the fiscal year, respectively.

"Our fourth-quarter results cap a successful year for Great Pee Dee Bancorp," said John Long, President & CEO. "They reflect our commitment to fiscal discipline as well as to high-quality personalized service, which we feel are the keys to shareholder value. This approach is clearly evident in our non-interest results." Thanks to internal cost controls, the bank's non-interest expense rose only slightly by 0.61%, while its investment services division showed continued improvement with fees increasing 49.2%. The bank's service charges and fees also rose significantly by 11.5%.

These successes were partially offset by losses incurred on sale of assets. Although total non-interest income was down overall, this can be attributed to a loss of $144,000 on the sale of securities as well as a $39,000 loss on the sale of $11 million in low-yielding loans, a decision that had a positive impact on our balance sheet. At the same time, the bank had a gain of $91,000 on sale of assets during fiscal 2005.

Sentry Bank & Trust, the sole subsidiary of Great Pee Dee Bancorp, Inc., is a savings bank with $212 million in assets, operating three offices in Cheraw and Florence. In addition to primary banking operations, other related services are provided by Sentry Investment Services, the insurance and investment division. Shares of common stock of Great Pee Dee Bancorp, Inc. are listed on the NASDAQ and trade under the symbol PEDE. Additional corporate information, product descriptions, and online services can be located on the Bank's website at www.sentrybankandtrust.com.





Note:

In addition to historical information, this release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause Great Pee Dee Bancorp, Inc.'s actual results to differ materially from those contemplated by such forward-looking statements, including, but not limited to increases in anticipated merger integration expenses. Great Pee Dee Bancorp, Inc. undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


                                                                     Great Pee Dee Bancorp, Inc.
                                                                       Summary of Operations
                                                              (000's omitted except per share data)
                                              Three months        Three months       Twelve months       Twelve months
                                                  ended               ended              ended               ended
                                              June 30, 2006       June 30, 2005     June 30, 2006        June 30, 2005
                                              -------------       -------------     -------------        -------------
                                               (unaudited)                           (unaudited)
                                              -------------                         -------------
             Interest Income                     $3,461              $2,528              $12,906              $9,746

             Interest Expense                     1,662               1,235                6,038               3,954

           Net Interest Income                    1,799               1,293                6,868               5,792

        Provision for Loan Losses                   123                 136                  363                 192

   Net Interest Income after provision            1,676               1,157                6,505               5,600

           Non-interest income                      144                 438                  789                 941

           Non-interest expense                   1,118               1,184                4,752               4,723

            Income before tax                       702                 411                2,542               1,818

               Income taxes                         270                 149                  978                 654

                Net Income                          432                 262                1,564               1,164

           Net Income per share
                  Basic                            0.25                0.15                 0.91                0.68
                 Dilutive                          0.25                0.15                 0.90                0.68


                                                     Great Pee Dee Bancorp, Inc.
                                                        End of Period Balances
                                                (000's omitted except per share data)

                                       June 30, 2006        June 30, 2005
                                       -------------        -------------
                                        (unaudited)
                                       -------------
              Assets                      $212,529             $195,746

            Total Loans                    177,176              155,724

      Allowance for Loan Loss                1,901                1,593

             Deposits                      151,339              136,573

       Shareholder's Equity                 26,491               26,256

       Book Value per share                 $14.80               $14.52



             Contact:

       Great Pee Dee Bancorp
           John S. Long
           843-537-7656